Exhibit 5.1

August 24, 2006

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, Oklahoma 73013

Re:	Bronco Drilling Company, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company of up to 2,500,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share, issuable under the Company’s 2005 Stock Incentive Plan and 2006 Stock Incentive Plan (together, the “Plans”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the Offered Shares will be issued for not less than their par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Offered Shares have been issued, sold and delivered in compliance with the applicable Plan and the accompanying agreements and in the manner contemplated by the Registration Statement, the Offered Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is qualified in its entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby

Bronco Drilling Company, Inc.

August 24, 2006

disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.